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                                                                       Exhibit 4

                               NOVATION AGREEMENT

         This Novation Agreement (this "Agreement"), dated as of August 23, 2002, by and among The FINOVA Group Inc., a Delaware corporation (the "Company"), Berkadia LLC, a Delaware limited liability company ("Berkadia"), Berkadia Equity Holdings LLC, a Delaware limited liability company ("Holdings"), Berkshire Hathaway Inc., a Delaware corporation ("Berkshire"), and Leucadia National Corporation, a New York corporation ("Leucadia"), relates to the Voting Agreement, dated as of August 21, 2001 (the "Voting Agreement"), by and among the Company, Berkadia, Berkshire, and Leucadia. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Voting Agreement.

                                    Recitals

         Whereas, Berkshire and Leucadia each indirectly owns 50% of the membership interests in each of Berkadia and Holdings;

         Whereas, Berkadia owns 61,020,581 shares of common stock of the Company;

         Whereas, concurrent with the execution and delivery of this Agreement by the parties hereto, Berkadia is transferring to Holdings all of its right, title, and interest to such common stock (the "Transaction") and, as a result of such transfer, will cease to hold any common stock of the Company;

         Whereas, Section 3.7 of the Voting Agreement requires any Stockholder who transfers all or substantially all of its common stock of the Company to cause the transferee to be bound by the terms of the Voting Agreement; and

         Whereas, in connection with the Transaction, the parties hereto wish for Holdings to replace Berkadia as a party to the Voting Agreement, for Berkadia to withdraw as a party thereto, and for Holdings to succeed to all of Berkadia's rights and obligations thereunder;

         Now therefore, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    Agreement

         1. Novation. Effective upon the consummation of the Transaction, the Company, Berkadia, Holdings, Berkshire, and Leucadia hereby novate the Voting Agreement, thereby extinguishing the contractual relationship thereunder among the Company, Berkadia, Berkshire, and Leucadia and creating a new contractual relationship among the Company, Holdings, Berkshire, and Leucadia on the same terms and conditions as set forth in the Voting Agreement other than the replacement of Berkadia with Holdings as a party thereto. For the avoidance of doubt, and without limiting the foregoing, upon such novation:

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              (a)  Holdings shall be bound by the Voting Agreement and be obligated to perform all of the obligations of Berkadia thereunder, in each case, as if Holdings were the original party thereto;

              (b) the Company shall recognize Holdings as the successor-in-interest of Berkadia under the Voting Agreement;

              (c) the term "Stockholder" as used in the Voting Agreement shall be deemed to include Holdings and exclude Berkadia; and

              (d) Berkadia shall be released from all obligations under the Voting Agreement.

              2. No Other Changes. Except as expressly set forth above, all of the provisions of the Voting Agreement shall remain unchanged and in full force and effect.

              3. Miscellaneous. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without reference to choice of law principles, including all matters of construction, validity, and performance. This Agreement may be executed in any number of counterparts, and each counterpart shall be deemed to be an original, but all of which shall constitute one and the same original.

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         In Witness Whereof, the undersigned have executed this Agreement as of the date first written above.

                                     The FINOVA Group Inc.

                                     By:    /s/ Richard Lieberman
                                          ----------------------------------
                                          Name:  Richard Lieberman
                                          Title: Senior Vice President, General
                                                 Counsel and Secretary


                                     Berkadia LLC

                                     By:    /s/ Marc D. Hamburg
                                          --------------------------------
                                          Name:  Marc D. Hamburg
                                          Title: President


                                     Berkadia Equity Holdings LLC

                                       By its members:

                                            BHF Berkadia Member Inc.

                                            By:    /s/ Marc D. Hamburg
                                                 -------------------------
                                                 Name: Marc D. Hamburg
                                                 Title: President

                                                 and

                                            WMAC Investors, Inc.

                                            By:    /s/ Joseph A. Orlando
                                                 -------------------------
                                                 Name: Joseph A. Orlando
                                                 Title: Vice President


                                     Berkshire Hathaway Inc.

                                     By:    /s/ Marc D. Hamburg
                                          --------------------------------
                                          Name: Marc D. Hamburg
                                          Title: Vice President and Chief
                                                 Financial Officer

                                     Leucadia National Corporation

                                     By:    /s/ Joseph A. Orlando
                                          --------------------------------
                                          Name: Joseph A. Orlando
                                          Title: Vice President